UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2016

Anika Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

____________________

Massachusetts	000-21326	04-314-5961
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
incorporation or organization)		Identification No.)

32 Wiggins Avenue, Bedford, MA 01730

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 781-457-9000

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 26, 2016, the Company entered into an accelerated share repurchase agreement with Morgan Stanley & Co. LLC (“Morgan Stanley”) pursuant to a Fixed Dollar Accelerated Share Repurchase Transaction (“ASR Agreement”) to repurchase $25 million of shares of its common stock. On February 29, 2016, the Company transferred $25 million to Morgan Stanley and received on the same day 377,155 shares of the Company’s common stock, which is approximately 70% of the total number of shares of the Company’s common stock expected to be repurchased under the ASR Agreement based on the closing price of the Company’s stock on February 26, 2016. The terms of the ASR Agreement provide for calculation of the final number of shares to be repurchased based generally on the average of the daily volume-weighted average prices of the Company’s common stock during the term of the transaction, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement. At settlement, under certain circumstances, the terms of the ASR Agreement provide for Morgan Stanley to deliver additional shares of common stock to the Company, or under certain circumstances, the terms of the ASR Agreement provide for the Company to deliver shares of common stock or to make a cash payment, at the Company’s election, to Morgan Stanley. The ASR Agreement contains certain terms customary for agreements of this type, including provisions for adjustments upon the occurrence of certain events and the circumstances under which the ASR Agreement may be extended or terminated early or adjusted in other respects. The Company expects the accelerated share repurchase program to be completed in the third quarter of 2016.

The foregoing description of the ASR Agreement is a summary and is qualified in its entirety by the terms of the ASR Agreement, a copy of which will be filed with the Company’s quarterly report on Form 10-Q for the fiscal quarter ending March 31, 2016.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

Anika Therapeutics, Inc.

Dated: March 2, 2016	By:	/s/ Sylvia Cheung
Sylvia Cheung
Chief Financial Officer